Exhibit 99.1

Lender Presentation May 17, 2017 The Simply Good Foods Company

Safe Harbor Disclosures

Important Notice Regarding Information Contained in this Presentation

The information contained in this presentation is being provided on a confidential basis, and for a limited informational purpose, to a limited number of institutions or agencies. This presentation is intended to facilitate discussions with representatives of certain institutions or agencies regarding a potential debt offering of The Simply Good Foods Company ("Simply Good Foods" or the "Company") and/or certain of its subsidiaries. This presentation is not being used as an offer to sell or solicitation of an offer to buy securities of Simply Good Foods or any of its affiliates in any jurisdiction. Any offering will be made only pursuant to a separate and distinct confidential offering memorandum which would be made available at the time of the public announcement of any offering, together with any supplements thereto, including a term sheet specifying the pricing and other terms being offered.

The Company has represented that the information contained in this presentation is either publicly available, derived from information that is publicly available, or does not constitute material non-public information with respect to the Company, its subsidiaries or their respective securities for purposes of United States federal and state securities laws. The Recipient has stated that it does not wish to receive material non-public information with respect to the Company, its subsidiaries or their respective securities and acknowledges that other lenders may receive additional information with respect to the Company, its subsidiaries or their respective securities that may be material. Neither the Company nor any of its affiliates, employees, representatives or advisors assumes any responsibility for, nor makes any representation or warranty, expressed or implied, as to the reasonableness, fairness, accuracy, reliability, completeness or correctness of the information, opinions and conclusions contained in this presentation. None of the Company, its subsidiaries, directors, officers, shareholders, advisors, employees or agents, nor any other person (including affiliates of such persons) accepts and hereby expressly disclaims any liability, including, without limitation, any liability arising out of fault or negligence for any loss arising from the use of the information contained in this presentation.

Recipients should not rely on the information contained in this presentation to make an investment decision. This presentation does not purport to be all inclusive or contain all of the information that a prospective investor would need to make an investment decision regarding an offering. Any confidential offering memorandum referred to above may include other information about the Company and its subsidiaries and the terms and conditions of an investment that is not included in or differs from the information in this presentation. This additional or differing information may include information that is important to any investment decision regarding an offering. The information contained in any confidential information memorandum referred to above will supersede the information in this presentation in its entirety. The information contained herein must be kept strictly confidential and may not be reproduced or distributed, in whole or in part, in any format without the Company's prior written consent. By accepting this document, the recipient expressly agrees to maintain the confidentiality of the material and information herein and to use any such material and information in accordance with its compliance policies, contractual obligations and applicable law, including federal and state securities laws. Upon request, the recipient will promptly return all material received from or on behalf of the Company (including this Presentation) and not retain copies thereof.

Forward Looking Statements

This presentation contains projections and certain other "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the Company's expected financial performance, including revenues, EBITDA margins, and free cash flow; the Company's ability to de-lever; the Company's ability to repeat its M&A strategy; the expected timing for consummating the acquisition of Fleet and /or future acquisitions; the acquisition's impact on revenues, organic growth, cash flow, earnings per share and leverage; the expected revenues, growth and market position of the acquired brands; the impact of the acquisition on the Company's brand-building and product development initiatives; the ability to achieve synergies from the acquisition; the Company's ability to leverage the Fleet manufacturing facility and R&D resources; the Company's expected financing for the transaction; and the success of the Company's strategy of acquiring, integrating and building brands. Words such as "continue," "will," "expect," "project," "anticipate," "estimate," "may," "should," "could," "would," and similar expressions identify forward-looking statements. Such forward-looking statements represent the Company's beliefs and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company concerning the future performance of the Company and are subject to significant business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. In addition, such forward-looking statements were not prepared with a view to public disclosure or compliance with published guidelines of the U.S. Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants or U.S. generally accepted accounting principles.

These factors include, among others, failure to satisfy the closing conditions for the acquisition including approval under the Hart-Scott Rodino Antitrust Improvements Act, changes in terms for financing the acquisition, general economic and business conditions, the failure to successfully integrate Atkins, manufacturing facility and R&D resources, competitive pressures, unexpected costs or liabilities, and disruptions resulting from the integration, and other risks set forth in Part I, Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and in Part II, Item 1A. Risk Factors in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. The recipient is cautioned not to rely on these forward-looking statements, which speak only as of the date of this presentation with regard to information about the Company, and the applicable date prior to the date hereof, with regard to persons other than the Company. Except to the extent required by applicable law, the Company undertakes no obligation and has no intention to update any forward-looking statement or any other information contained in this presentation, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This presentation refers to certain non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. Management uses these non-GAAP financial measures to evaluate the operating results of the Company's business against prior year results and its operating plan, and to forecast and analyze future periods. Management recognizes there are limitations associated with the use of non-GAAP financial measures as they may reduce or eliminate comparability with other companies that use different methods to calculate similar non-GAAP measures.

Financial Information for Acquired Business

The financial information set forth in this presentation for Simply Good Foods is comprised of estimates based on the internal financial statements for Atkins that were prepared by Atkins management, which have not been audited or reviewed by the Company's independent auditors. These internal financial statements have been prepared in accordance with the historical past practices of Fleet, which may differ from the historical practices and interpretations applied by the Company. The results ultimately reflected in the Company's audited financial statements may vary materially from the information provided in this presentation.

Market and Industry Data

This presentation includes industry and trade association data, forecasts and information that was prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to the Company. These third-party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. The Company has not independently verified any of the data from third-party sources nor has it ascertained the underlying economic assumptions on which such data are based.

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2 Safe Harbor Disclosures Additional Information In connection with the proposed transaction, The Simply Good Foods Company has filed a Registration Statement on Form S - 4, which in cludes a preliminary proxy statement/prospectus of Conyers Park. Conyers Park will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. Investors and security holders of Con yer s Park are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with Conyers Park’s solicitation of proxies for its special meeting of stockholders to be held to approve the proposed transaction because the proxy statement/prospectus will contain important information about the proposed transaction and the parties to the proposed transaction. The definitive pr oxy statement/prospectus will be mailed to stockholders of Conyers Park as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the Registration State men t and proxy statement/prospectus, without charge, once available, at the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov , or by directing a request to: Conyers Park Acquisition Corp., 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831. Participants in the Solicitation Conyers Park and Atkins and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Conyers Park’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information re garding the names and interests in the proposed transaction of Conyers Park’s directors and officers in Conyers Park’s filings with the SEC, including Conyers Park’s Annual Report on Form 10 - K for the fiscal year ended D ecember 31, 2016, which was filed with the SEC on March 31, 2017, Conyers Park’s Quarterly Report on Form 10 - Q for the three months ended March 31, 2017, which was filed with the SEC on May 12, 2017, and Conyers Park’s Current Report on Form 8 - K, which was filed with the SEC on April 11, 2017, and such information is in the Registration Statement filed with the SEC by Conyers Park, which will include the definitive proxy stat eme nt/prospectus of Conyers Park for the proposed transaction.

3 3. Atkins Nutritionals Business Overview Joe Scalzo, Atkins Nutritionals 4. Atkins Nutritionals Growth Strategy Joe Scalzo, Atkins Nutritionals 5. Atkins Nutritionals Financial Overview Shaun Mara, Atkins Nutritionals 6. Appendix 2. Introduction to Conyers Park Dave West and Brian Ratzan, Conyers Park 1. The Simply Good Foods Company Transaction Overview Gus Radcliffe, Barclays Today’s Agenda

The Simply Good Foods Company Transaction Overview Section 1

5 Transaction Overview Transaction Overview ▪ On April 11, 2017, Conyers Park Acquisition Corp. (“Conyers Park”) entered into a definitive agreement with Atkins Nutritionals, Inc. (“Atkins” or the “Company”) to combine under a new holding company, The Simply Good Foods Company (“Simply Good Foods”) - The new company will be listed on the NASDAQ under the symbol SMPL - At the original offer price of $10 per share, the company had an enterprise value of approximately $856mm, or 11.6x Atkins’ estimated calendar year 2017 pro forma EBITDA of $74mm (1) • 11.8x calendar year 2017 pro forma EBITDA less capital expenditures of $73mm (2) ▪ Atkins is a leading developer, marketer and seller of branded nutritional foods and snacking products under the Atkins ® , SimplyProtein ® , Atkins Harvest Trail , and Atkins Lift brands - Atkins sells nutrition bars, ready - to - drink shakes, snacks and other confectionary products - The Company generated approximately $390mm in pro forma net sales and $69mm in pro forma EBITDA for the LTM period ending 02/25/17 ▪ Conyers Park is a special purpose acquisition company (“SPAC”) led by an exceptional management team with a solid track record and deep focus, experience and operational excellence in the consumer sector - Led by Jim Kilts and Dave West, both of whom have extensive management experience in building companies in the consumer sector - Conyers Park raised approximately $403mm in an IPO on 07/20/16 and is listed on the NASDAQ under the symbol CPAAU (1) Calendar year EBITDA estimated based on 2017E and 2018E fiscal year EBITDAs of $72mm and $78mm, respectively . (2) Represents capital e xpenditures of $1mm.

6 Transaction Detail ▪ Selling shareholders will be paid $628mm cash consideration and issued approximately 10mm rollover shares at close ▪ Cash considering of $628mm and approximately $25mm of estimated transaction costs will be funded with the following: – Common stock private placement in the amount of 10mm shares at $10.00 per share, or $100mm in total • Common stock private placement investors include large institutional investors such as: certain funds managed by Fidelity Management and Research Company or its affiliates, one or more funds managed by Capital Research and Management Company, and funds and accounts advised by T. Rowe Price Associates, Inc. – $403mm cash from Conyers Park trust – $150mm of new net debt ▪ New company to enter into a tax sharing arrangement with selling shareholders as part of the transaction ▪ Equity value at $10.00 per share of $706mm ▪ Conyers Park’s stock price has traded up over 15% since issuance at $10.00 per share Debt Financing Overview ▪ Conyers Park is seeking to finance a part of the acquisition and related fees and expenses with: – $200mm Senior Secured Term Loan (“Term Loan”) – $75mm Senior Secured Revolver (“Revolver”), which will be undrawn at close ▪ Pro forma net secured and net leverage are expected to be 2.2x and 2.2x, respectively Timing ▪ Transaction is expected to close in June 2017, subject to customary closing conditions Transaction Overview (Cont’d)

7 Pro Forma Corporate Structure Atkins Nutritionals Holdings, Inc. Atkins Nutritionals Holdings II, Inc. Atkins Nutritionals, Inc. Conyers Park SPAC Shareholders Conyers Park Acquisition Corp. The Simply Good Foods Company Former Atkins Shareholders 85% 15% NCP - ATK Holdings, Inc. Atkins Intermediate Holdings, LLC Guarantor Co - Borrower $75mm Revolving Credit facility $200mm Senior Secured Term Loan B facility

8 Sources, Uses and Pro Forma Capitalization Cash Sources and Uses Pro Forma Capitalization ($ in millions) Cash Sources $ % Cash from Conyers Park Trust $403 57% PIPE Equity 100 14% New 1L Term Loan 200 28% Total Sources $703 100% Cash Uses $ % Cash to Balance Sheet $50 7% Acquisition of Equity 297 42% Existing Term Loan Repayment 330 47% Fees and Expenses 25 4% Total Uses $703 93% ($ in millions) LTM PF 2/25/2017 Adj 2/25/2017 Cash and cash equivalents $73 ($23) $50 Existing Revolving Credit Facility -- -- -- Existing 1st Lien Term Loan B 230 (230) -- New Revolving Credit Facility -- -- -- New 1st Lien Term Loan B -- 200 200 Total First Lien Debt 230 (30) 200 Existing 2nd Lien Term Loan 100 (100) -- Total Debt $330 ($130) $200 LTM Financials and Credit Statistics Net Sales $390 -- $390 Adjusted EBITDA 69 -- 69 Interest Expense 27 (18) 9 Net First Lien Debt / Adjusted EBITDA 2.3x 2.2x Net Debt / Adjusted EBITDA 3.7x 2.2x Adjusted EBITDA / Interest Expense 2.5x 7.7x

Summary Term Sheet

Borrowers:	Initially the Merger Subs, and after giving effect to the acquisition, NCP-ATK Holdings, Inc., Atkins Nutritional Holdings, Inc., Atkins Nutritional Holdings II, Inc., and Atkins Nutritionals, Inc. (the "Borrowers")
Facilities:	• $75mm Revolving Credit facility ("RCF") • $200mm Senior Secured Term Loan B facility ("TLB")
Incremental Facilities:	• The sum of (i) the greater of (x) $70mm and (y) 100% of LTM EBITDA plus (ii) unlimited amounts up to (x) in the case of pari lien debt, 4.25x First Lien Net Leverage, (y) in the case of junior lien debt, 5.25x Secured Net Leverage and (z) in the case of unsecured debt, 5.50x Total Net Leverage
Maturity:	• RCF: 5 years • TLB: 7 years
LIBOR Floor:	• RCF: 0.00% • TLB: 1.00%
Guarantees:	Guaranteed jointly and severally on a senior secured basis by the direct parent and each existing and future direct or indirect wholly-owned U.S. restricted subsidiary of the Borrowers, subject to certain exceptions
Security:	(i) The equity interests of the Borrowers and (ii) substantially all assets of the Borrowers and the Guarantors, including but not limited to (x) equity interests of each direct, wholly-owned material restricted subsidiary held by the Borrowers or Guarantors (subject to customary 65% stock limits for foreign subsidiaries), and (y) perfected security interests in, and mortgages on, material owned domestic real property
Amortization:	• RCF: None • TLB: 1.00% per annum
Voluntary Prepayments:	101 soft call for 6 months
Mandatory Prepayments:	• 100% of debt issuances (excluding permitted debt, other than refinancing debt) • 50% ECF sweep stepping down to 25% and 0% at 4.00x and 3.00x First Lien Net Leverage, subject to $3mm de minimus threshold • 100% of the net cash proceeds from asset sales and casualty insurance and condemnation proceeds stepping down to 50% and 0% at 4.00x and 3.00x First Lien Net Leverage, subject to 18 month reinvestment rights (24 months with a binding agreement within initial 18 month period)
Negative Covenants:	Usual and customary for transactions of this type, including but not limited to limitations on Asset Sales, Restricted Payments, Indebtedness, Investments and Liens, as detailed in the accompanying Marketing Term Sheet
Maintenance Covenants:	• RCF: Springing maximum Total Net Leverage ratio of 6.25x when more than 30% of the revolver is drawn, one stepdown to 6.00x at 3 years after closing • TLB: None

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10 Syndication Calendar / Transaction Timeline May 2017 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 June 2017 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 Event Date  Lender Meeting to Launch Term Loan June 1  Commitments due on Term Loan June 9  Close and Fund Week of June 12 Key Transaction Date Market Holiday

Introduction to Conyers Park Section 2

12 Experienced Leadership Team Atkins Nutritionals Conyers Park Jim Kilts Executive Chairman Dave West Chief Executive Officer Brian Ratzan Chief Financial Officer Joe Scalzo Chief Executive Officer Shaun Mara Chief Financial Officer ▪ Founded Centerview Capital in 2006 ▪ Former Vice Chairman of Procter & Gamble ▪ Former Chairman, CEO and President of The Gillette Company ▪ Former CEO and President of Nabisco ▪ Former head of Kraft Foods and General Foods (Worldwide Food Group at Philip Morris) ▪ B.A. from Knox College, MBA from University of Chicago ▪ Joined Centerview Capital as a partner in 2016 ▪ Former CEO and President of Big Heart Pet Brands (fka Del Monte Corporation) ▪ Former CEO and President of The Hershey Company ▪ Previous senior management positions at Nabisco and Kraft Foods ▪ B.S. from Bucknell University ▪ Joined Centerview Capital as a partner in 2014 ▪ Previously Head of U.S. Private Equity at Pamplona Capital Management and Head of the Consumer Group at Vestar Capital ▪ 20 years of private equity experience ▪ B.A. from University of Michigan, MBA from Harvard Business School ▪ Joined Atkins Nutritionals in 2013 ▪ Formerly President and COO of Dean Foods (led transformation of WhiteWave) ▪ Previous senior management positions at The Gillette Company, Coca - Cola and P&G ▪ B.S. from University of Notre Dame ▪ Joined Atkins Nutritionals in 2014 ▪ Formerly CFO of Dean Foods ▪ Previous senior finance positions at Wrigley and The Gillette Company ▪ Prior experience also includes Staples and KPMG

13 ▪ $ 403mm special purpose acquisition company ▪ Attractive vehicle to pursue larger scale investment within the consumer industry and have permanent capital for subsequent roll - ups ▪ A natural extension of our team’s experience given Jim Kilts’ and Dave West’s history of creating value in public companies ▪ IPO priced in July 2016 ▪ Capital is held in trust until the completion of an acquisition within a 24 - month period ▪ Listed on NASDAQ under the symbol “CPAAU” Conyers Park Overview

14 Experienced Team With Solid Track Record Deep consumer focus, experience and operational excellence … ▪ Our principals have 90+ collective years of consumer experience ▪ Operational approach led by Jim Kilts and Dave West – Have helped build or revitalize some of the most recognized brands in the consumer industry – Track records consist of revenue and earnings growth – Jim Kilts and Dave West have worked closely together at Nabisco and Big Heart Pet Brands ▪ Centerview Capital has been rewarded for its operational value - add with superior economics vis - à - vis other investors (in our larger transactions ) …Have delivered ~$ 50bn of value creation for shareholders

15 Conyers Park Investment Thesis ▪ Atkins is a well positioned, growing $ 6 00mm brand (at retail, including frozen meals) – Stands for “low carb”, “low sugar”, “protein rich” nutrition for many consumers – Important to retailers due to leadership position in the nutrition and wellness aisle ▪ Strong business performance and financial metrics – 8 consecutive years (from 2008 to 2016) of U.S. snacking point - of - sale takeaway growth (16% CAGR) (1) – EBITDA margins approaching 20% – Asset - lite business model generating high free cash flow ▪ Well positioned to take advantage of consumer mega trends – Convenience and snacking – Meal replacement – Health & wellness – “Clean eating” ▪ Platform for future M&A – Well positioned as a Reverse Morris Trust partner for large strategics – December 2016 acquisition of Wellness Foods, Inc. (developer, marketer and seller of the SimplyProtein brand) in - line with our snacking roll - up strategy (opportunity to add snack adjacencies: nuts, meat snacks, bars, etc.) ▪ Strong management team that we’ve worked with in the past – Jim Kilts has worked with Joe Scalzo (the CEO of Atkins Nutritionals) at The Gillette Company • We know him as a leader that is grounded in our key managerial practices  practices that have led to our track record of shareholder value creation (1) Total U.S. Multi - Outlet IRI data, excluding frozen meals.

16 Transaction Consistent With Attributes Highlighted During IPO x Market and / or cost leadership positions x High margins x Strong free cash flows x Potential for revenue, cost structure, market share and / or distribution improvements x Platforms for future acquisition x Operational stability through economic cycles Ongoing e - commerce penetration Health & wellness Outsourcing of critical CPG - related services Organic, locally - sourced products Brands with broad, multi - cultural appeal Snacking Affordable luxury products Convenience - oriented products Investment Attributes We Like Consumer Industry Trends

17 Opportunity to Leverage Our Significant Brand Building Experience… Over their careers, Conyers Park’s principals have helped build or revitalize some of the most recognized brands in the consumer industry

18 Private and public company experience across multiple branded consumer products, food and nutrition categories …And Augment Atkins’ Experienced Leadership Team 90+ year track record of building and revitalizing brands Leadership has delivered ~$50bn of value creation for shareholders ▪ Management has years of experience working with Jim Kilts and applying his management principles ▪ Combined expertise in branded food, nutrition and snacking ▪ Strong public company capabilities and experience with executing growth strategies and integrating M&A

Pro Forma Ownership and Board of Directors

Board structure to ensure public company style corporate governance

Simply Good Foods Ownership



Selling Shareholders
15%
Conyers Park Founders
14%
71%
Conyers Park Public Shareholders

- Public shareholders include $100mm common stock private placement from large institutional investors

Simply Good Foods Board of Directors

Name	Position	Experience
James M. Kilts	Non-Executive Chairman	P&G, Gillete, Philip Morris, Nabisco, Kraft
David J. West	Executive Vice Chairman	J.M. Smuckers Company, Big Heart Pet Brands, Del Monte Foods
Brian K. Ratzan	Director	Pamplona Capital Management, Vestar Capital Partners
Clayton C. Daley, Jr.	Director	P&G, TPG Capital
Nomi P. Ghez	Director	Goldman Sachs, Circle Financial Group, LLC
James E. Healey	Director	Nabisco Holdings Corp, Best Foods, KPMG
Robert G. Montgomery	Director	Birds Eye Foods, HJ Heinz Company, McCain Food, Inc.
Joseph E. Scalzo	CEO and Director	Dean Foods, WhiteWave Foods, Gillette, and Coca Cola Company
Seller Representative	Director	NA

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Atkins Nutritionals Business Overview Section 3

21 Powerful Brand With Strong Consumer Equity (1) Source: U.S. Multi - Outlet IRI data for Atkins U.S. snacking and frozen meals. Company reported net sales for international. (2) Total U.S. Multi - Outlet IRI data. Fiscal years ending August. (3) Fiscal year to date as of February 26 th . (4) Among U.S. consumers; Aided awareness statistic – sourced from MWW Brand Tracking Study. (5) 2015 IRI panel report . Strong Brand Attributes − 85 % aided brand awareness (4) − Stands for “low carb”, “low sugar”, “protein rich” nutrition − Proven track record in promoting effective weight loss 23 38 46 62 Fiscal Year 2016 Sales (1) Number of Servings Per Year, Per Buyer (5) ~$600mm Brand Atkins U.S. Snacking POS Dollar Sales Growth (2) − Fiscal 2015: +5.0% − Fiscal 2016: +6.6% − YTD fiscal 2017 (3) : +6.9% U.S. Snacking $443mm International $40mm Frozen Meals $105mm 75% 7% 18% CLIF Bar QuestNutrition KIND

Atkins is Aligned with Consumer Mega Trends

Health Concerns Continue to Grow…

U.S. Obesity Rate[1]


78mm
U.S. Adults
~22%
~38%
1990
2014

U.S. Diabetes Rate[2]


29mm
U.S. Adults
(86mm Prediabetes)
~8%
~13%
1990
2014

Consensus Building on Nutrition...

Over 100 scientific studies showing benefits of the Atkins approach to eating lower carbs

Media Attention:

The New York Times
A Call for a Low Carb Diet That Embraces Fat

BJSM
Sugar and Carbs, Not Physical Inactivity, Behind Surge in Obesity

THE WALL STREET JOURNAL.
FDA Seeks to Redefine 'Healthy'

theguardian
Sugar is Now Enemy Number One in the Western Diet

...Leading Consumers to Shift to Lower Carbs, Lower Sugar, Higher Protein

73% of consumers are lowering carbohydrates[3]


22%
23%
55%
17%
48%
34%
USDA Recommended Nutrition Balance
US Consumer Preferred Nutrition Balance
Carbohydrates
Protein
Fat

Source: CDC Division on Diabetes, U.S. Department of Health & Human Services, WHO. IRI, MULO, Health Focus International, Nielsen Global Health & Wellness Support and MWW Brand Tracking Study.

(1) Defined as BMI greater than or equal to 30. Reflects adults 20+ years of age in the United States.
(2) Reflects adults 20+ years of age in the United States.
(3) Health Focus International, An In-depth Look at Consumer Views on Protein & Carbohydrates.

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Atkins is a Leader in the Fast Growing Nutritional Snacking Space

Category Leader *(Total Nutritional Snacking)*[(1)]


% Market Share
ATKINS 11.7%
CLIF Bar 10.9%
KIND 9.2%
Premier Protein 6.8%
Muscle Milk 4.8%
Special K 3.5%
QuestNutrition 3.4%

Atkins is the Only Scale Player in Both Bars and Drinks

Highly Focused Snacking Portfolio of 60 SKUs[(2)]

Bars



Drinks



Treats



Simply Protein



(1) Total Nutritional Snacking is a custom database created for Atkins by IRI comprised of multiple product categories including nutritional snacks and drinks. Source: U.S. Multi-Outlet IRI data, last 12 weeks ending February 26th, 2017.

(2) U.S. Atkins bars and shakes SKUs.

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24 Atkins is the Leader in Its Aisle

25 Consumer and Customer Strength Generates Track Record of Growth $137 $166 $213 $267 $333 $378 $396 $415 $443 $201 $215 2008 2009 2010 2011 2012 2013 2014 2015 2016 YTD 2016 (2) YTD 2017 (2) Source: Nielsen FDMx and Retail Link for years 2008 – 2011. Total U.S. Multi - Outlet IRI, excluding frozen meals, for 2012 onwards. (1) Calendar years ending December for 2008 – 2013 and fiscal years ending August for 2014 – 2016. (2) Fiscal year to date as of February 26 th .

Atkins Nutritionals Growth Strategy Section 4

27 Atkins Brand Evolution Over Time 1980’s – 1990’s 2008 – 2015 Today / Future Better Weight For a Healthier Heart Balanced Approach to Weight Loss t hrough Healthier Snacking Healthier Approach to Eating 2000 – 2007 Low Carb Craze and M assive Product P roliferation

28 Significant Opportunity to Expand Consumer Base a s Identified By Proprietary Research Segment Approach Historically Targeted By Atkins? Atkins Buyer? Addressable Population (U.S. Adults 25 - 64) 168mm Currently Trying to Lose Weight 108mm (64%) Branded Program 21mm (19%) Self Directed 77mm ( 71%) Other 11mm ( 10%) Not Trying to Lose Weight Currently 60mm (36%) Low Carb Eating 7mm (11%) All Other 53mm (89%) Historical target: ▪ 8mm open to low carb ▪ 3mm Atkins buyers (1)  38 % Atkins penetration New target opportunity: ▪ 31mm open to low carb ▪ 3mm Atkins buyers  10% Atkins penetration 42% of Atkins dieters then adopt a low carb lifestyle ▪ Expand target from 8mm low carb program dieters to include 31mm self directed consumers Source: 2016 Diet Incidence study and IRI data. (1) Includes active and previous program dieters. Opportunity to expand target audience 4x

29 Self Directed Healthy Eaters Can Be Huge Source of Volume Atkins Consumer Mix P urchasing Behavior 52% 33% 15% Self Directed Healthy Eaters Previously on Atkins Diet Program Active Atkins Dieters Source: IRI panel report. ▪ Active dieters are most loyal, profitable, and frequent purchasers  driving our 2007 – 2015 growth ▪ Retention of past dieters is still quite strong ▪ 52% of Atkins buyers are self - directed despite no historical marketing towards them

30 …And Present a Number of Incremental Growth Areas That We Are Just Beginning to Tap ▪ Improved advocacy, education and activation for the core program dieter ▪ Communication to target self - directed low carb - ers ▪ Product innovation / portfolio expansion to meet consumer demands for cleaner labels, higher protein and new product forms ▪ Expand distribution into “white space” 1 2 3 4

31 Improved Advocacy / Education / Activation for Core Consumers Chef’d Initiative Improved Website and Mobile App “Happy Weight” Communicatio n Social Media

32 New Communication to Reach the Self - Directed Low Carb - ers and Expand Base Before After “Hidden Sugar” Communication Food Focused TV Advertising “Cleaner” Labels

Portfolio Expansion to Attract New Users / Occasions

Atkins Harvest Trail


New!
Harvest Trail
Dark Chocolate Sea Salt Caramel Bar
Dark Chocolate Peanut Butter Bar

Launch Date: Q1 Fiscal 2016

Brand Focus:

- Natural / simple ingredients
- Adds a nut and fruit bar to Atkins' product portfolio
- Product extension opportunity

SimplyProtein


SimplyProtein Bar
Simply Protein Crunch

Acquired: December 2016

Brand Focus:

- Delicious "clean" protein
- Products include bars, drinks and chips

Super Foods Bar


New!
NO ARTIFICIAL
ATKINS
Mocha Almond Bar


New!
NO ARTIFICIAL
ATKINS
Raspberry Chia Bar

Launch Date: Q2 Fiscal 2017

Brand Focus:

- "Cleaner" Atkins bar with super food ingredients

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White Space an Opportunity for Distribution Gains

2016 U.S. Snacking Gross Sales By Channel



Drug
E-Commerce
Club
5%
2%
10%
46%
Mass
Grocery
37%

White Space Opportunities

- E-commerce opportunity significant
- C-store and club underpenetrated
- Significant natural and specialty channel opportunity with SimplyProtein

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35 Scalable M&A Platform Atkins is a leader in nutritional snacking  the brand stands for low carb, low sugar, protein rich Conyers Park / Atkins team has deep expertise in brand building, merchandising and product development as well as snacking, nutrition and health & wellness Strong customer relationships with key FDM players Experienced team that has managed and integrated multi - billion dollar businesses Core Atkins Adjacent Healthy Snacking Snacking / Convenience Better - for - You Eating Broader Food / RMT

Atkins Nutritionals Financial Overview Section 5

37 Summary Financials EBITDA (and % Margin) Gross Profit (and % Margin) Net Sales $353 $366 $380 $402 $428 2014A 2015A 2016A 2017E 2018E $161 $166 $176 $188 $201 45.7% 45.4% 46.2% 46.7% 46.9% 2014A 2015A 2016A 2017E 2018E $54 $59 $64 $72 $78 15.4% 16.1% 16.9% 17.8% 18.2% 2014A 2015A 2016A 2017E 2018E 5 % CAGR 6 % CAGR 9 % CAGR Consistent, proven growth track record Growth: 4% 4% 6% 6% 3% 6% 7% 7% 8% 9% 12% 9% Note: Dollars in millions. Financial metrics presented on August fiscal year ends and are pro forma for the licensing of the frozen meals business, estimated incremental public company related costs and the acquisition of SimplyProtein (for all presented periods). Financial metrics do not include the impact of purchase accounting or other impacts from the consummation of this transaction. SimplyProtein financial metrics are based upon actual / estimated results (also do not contain any adjustments as a result of applying purchase accounting). The pro forma financial metrics presented are a non - GAAP measure , please see a reconciliation to GAAP financials shown in the appendix.

38 $35 $40 18.0% 19.6% 1st Half 2016A 1st Half 2017A $90 $97 46.4% 47.2% 1st Half 2016A 1st Half 2017A $195 $205 1st Half 2016A 1st Half 2017A First Half of 2017E Consistent with Overall Growth Outlook EBITDA (and % Margin) Gross Profit (and % Margin) Net Sales 5 % Year - Over - Year Growth 7 % Year - Over - Year Growth 15 % Year - Over - Year Growth Note: Dollars in millions. Financial metrics presented for September – February periods (based on August fiscal year ends) and are pro forma for the licensing of the frozen meals business, estimated incremental public company related costs and the acquisition of SimplyProtein (for all presented periods). Financial metrics do not include the impact of purchase accounting or other impacts from the consummation of this transaction. SimplyProtein financial metrics are based upon actual / estimated results (also do not contain any adjustments as a result of applying purchase accounting). The pro forma financial metrics presented are a non - GAAP measure.

39 Highly Attractive Cash Flow Characteristics Capital Expenditures as % of Net Sales Working Capital (1) as % of Net Sales 0.1% 0.4% 0.2% 2014A 2015A 2016A 11.2% 9.6% 10.3% 2014A 2015A 2016A Minimal Annual Capital Expenditure Needs of ~$1mm Modest W orking Capital Requirements ▪ Asset - lite business model with strong cash flow generation – Capital expenditures of $1mm projected for 2017E and 2018E – Working capital needs of 10% – 11% Note: Financial metrics presented on August fiscal year ends and represent actual reported metrics by the company for the presented periods. (1) Working capital defined as a ccounts receivable + inventories + prepaid expenses – accounts payable – accrued expenses.

40 Conclusion – Atkins Highlights ▪ Atkins is a well positioned, growing $ 6 00mm brand (at retail, including frozen meals) ▪ Strong business performance and financial metrics ▪ Well positioned to take advantage of consumer mega trends ▪ Platform for future M&A ▪ Strong management team that we’ve worked with in the past 1 2 3 4 5

Appendix Section 6

Pro Forma Reconciliation For Atkins Nutritionals

		Annual Financials *(August Fiscal Year End)*					1st Half Financials	
		Historicals	Historicals *(Filed in Proxy Statement)*		Projections		Historicals *(Filed in Proxy Statement)*	
		2014A	2015A	2016A	2017E	2018E	2016A	2017A
Net Sales	**Adjusted Net Sales *(As Defined Per Filed Proxy Statement)***	**$401**	**$419**	**$430**	**$399**	**$428**	**$220**	**$202**
Frozen Meals Licensing	Removal of Frozen Meals Related Net Sales	(58)	(65)	(63)	–	–	(31)	–
	Licensing Income Adjustment	4	4	4	–	–	2	–
	Net Frozen Meals Licensing Adjustment	**($54)**	**($61)**	**($59)**	**–**	**–**	**($29)**	**–**
	Atkins' Pro Forma Adjusted Net Sales *(As Defined Per Filed Proxy Statement)* (1)	**$347**	**$358**	**$371**	**$399**	**$428**	**$191**	**$202**
	SimplyProtein Related Net Sales *(Pre-Acquisition)* (2)	6	8	9	3	–	4	3
	Total Consolidated Pro Forma Net Sales *(Figures Used in This Presentation)*	**$353**	**$366**	**$380**	**$402**	**$428**	**$195**	**$205**
EBITDA	**Adjusted EBITDA *(As Defined Per Filed Proxy Statement)***	**$55**	**$59**	**$64**	**$72**	**$78**	**$36**	**$40**
Frozen Meals Licensing	Removal of Frozen Meals Related EBITDA	(4)	(4)	(4)	–	–	(2)	–
	Licensing Income Adjustment	4	4	4	–	–	2	–
	Net Frozen Meals Licensing Adjustment	**($0)**	**($0)**	**$0**	**–**	**–**	**($0)**	**–**
	Atkins' Pro Forma Adjusted EBITDA *(As Defined Per Filed Proxy Statement)* (1)	**$55**	**$59**	**$64**	**$72**	**$78**	**$35**	**$40**
	SimplyProtein Related EBITDA *(Pre-Acquisition)* (2)	1	1	2	1	–	1	1
	Incremental Public Company Costs *(For Pre-Closing Time Periods)*	(2)	(2)	(2)	(1)	–	(1)	(1)
	Total Consolidated Pro Forma EBITDA *(Figures Used in This Presentation)*	**$54**	**$59**	**$64**	**$72**	**$78**	**$35**	**$40**

Note: Dollars in millions. Financial metrics presented on August fiscal year ends. Financial metrics do not include the impact of purchase accounting or other impacts from the consummation of this transaction. SimplyProtein financial metrics are based upon actual / estimated results for historical periods (also do not contain any adjustments as a result of applying purchase accounting).

(1) Atkins' pro forma adjusted net sales and EBITDA defined in the filed proxy statement for full-year 2016 and 1st half 2016 and 2017 financials. For the purposes of this presentation, we have also adjusted 2014 and 2015 results to reflect the same pro forma adjustments.

(2) SimplyProtein 2014 – 2016 net sales and EBITDA adjustments reflect full-year actual / estimated results for the business. 2017E adjustment reflects September – December results only (period prior to acquisition of the business).

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Non-GAAP Reconciliation For Atkins Nutritionals

		53 / 52 Weeks Ended		26 Weeks Ended	
		August 29, 2015	August 27, 2016	February 27, 2016	February 25, 2017
Net Sales	**Net Sales *(As Defined Per Filed Proxy Statement)***	**$419**	**$428**	**$220**	**$202**
	Recall Receivable Reserve	–	2	–	–
	Adjusted Net Sales *(As Defined Per Filed Proxy Statement)*	**$419**	**$430**	**$220**	**$202**
EBITDA	**Net Income *(As Defined Per Filed Proxy Statement)***	**$9**	**$10**	**$8**	**$10**
	Income Tax Expense	6	8	6	7
	Interest Expense	28	27	14	14
	Depreciation and Amortization	11	10	5	5
	Stock Based Compensation	1	3	1	1
	Management Fees[(1)]	2	2	1	1
	Restructuring Charges[(2)]	0	2	0	0
	Transaction / IPO Readiness Expenses *(One-Time in Nature)*	1	0	0	1
	Recall Receivable Reserve	–	2	–	–
	Frozen Licensing Media *(One-Time in Nature)*	–	–	–	0
	Legal Costs *(One-Time in Nature)*	–	–	–	0
	Other Charges[(3)]	2	1	0	1
	Adjusted EBITDA *(As Defined Per Filed Proxy Statement)*	**$59**	**$64**	**$36**	**$40**

Note: Dollars in millions.
(1) Historical management fees paid to selling shareholders.
(2) One-time costs of restructuring activities largely due to the elimination of costs as part of the licensing of the frozen meal business.
(3) Other charges consist principally of exchange impact of foreign currency transactions as well as one-time legal costs and minor impacts of channel inventory returns.

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2016 Total Consolidated Pro Forma Financials

	Reported August 27, 2016	Non-GAAP Adjustments[1]	Adjusted Non-GAAP	Frozen License Adjustments[2]	Atkins' Pro Forma	Other Pro Forma Adjustments[3]	Total Consolidated Pro Forma
Net Sales	**$428**	**$2**	**$430**	**($59)**	**$371**	**$9**	**$380**
Cost of Goods Sold	248	(0)	248	(49)	199	5	204
% of Net Sales	*58%*	*NM*	*58%*	*NM*	*54%*	*NM*	*54%*
Gross Profit	**$179**	**$2**	**$181**	**($10)**	**$172**	**$4**	**$176**
% Margin	*42%*	*NM*	*42%*	*NM*	*46%*	*NM*	*46%*
Distribution, Selling and Marketing Expense[4]	75	–	75	(7)	68	1	68
% of Net Sales	*17%*	*NM*	*17%*	*NM*	*18%*	*NM*	*18%*
General and Administrative Expenses	47	(4)	42	(3)	40	4	43
% of Net Sales	*11%*	*NM*	*10%*	*NM*	*11%*	*NM*	*11%*
Depreciation and Amortization[5]	10	–	10	–	10	(9)	1
% of Net Sales	*2%*	*NM*	*2%*	*NM*	*3%*	*NM*	*0%*
Other Expenses	2	(1)	0	(0)	–	–	–
Income From Operations	**$46**	**$7**	**$53**	**$0**	**$54**	**$9**	**$63**
% Margin	*11%*	*NM*	*12%*	*NM*	*15%*	*NM*	*17%*
Change in Warrant Liabilities	1	(1)	–	–	–	–	–
Interest Expense / (Income)[6]	27	–	27	–	27	(18)	9
Foreign Currency Loss	1	(1)	–	–	–	–	–
Other Expense / (Income)	(0)	–	(0)	–	(0)	–	(0)
Income Before Income Taxes	$18	$9	$26	$0	$27	$27	$54
Income Tax Expense[7]	8	3	10	0	11	11	21
Net Income	**$10**	**$6**	**$16**	**$0**	**$16**	**$16**	**$33**
Net Income	$10	$6	$16	$0	$16	$16	$33
Income Tax Expense	8	3	10	0	11	11	21
Interest Expense	27	–	27	–	27	(18)	9
Depreciation and Amortization	10	–	10	–	10	(9)	1
EBITDA	**$55**	**$9**	**$64**	**$0**	**$64**	**($0)**	**$64**

Note: Dollars in millions.

(1) Non-GAAP adjustments of $9mm *(as provided in the proxy statement)* include: stock based compensation, management fees, restructuring charges, transaction / IPO readiness expenses, recall receivable reserve, exchange impact of foreign currency transactions, one-time legal costs and minor impacts of channel inventory returns.

(2) Frozen license adjustment pro formas for the full effect of the license agreement executed with Bellisio Foods on September 1, 2016.

(3) Other pro forma adjustments include estimated incremental public company related costs, the acquisition of SimplyProtein as well as estimated transaction related adjustments (i.e. estimated pro forma interest expense / (income) for the transaction).

(4) On a % of net sales basis, total consolidated pro forma distribution, selling and marketing expenses represent, 4%, 4% and 10%, respectively.

(5) Total consolidated pro forma depreciation and amortization excludes noncash intangible amortization (transaction purchase accounting related amortization). This amortization expense to be excluded from the company defined non-GAAP / pro forma definitions going-forward.

(6) Total consolidated pro forma interest expense excludes Atkin's reported interest expense of $27mm and includes the estimated pro forma interest expense for the transaction of $9mm.

(7) Estimated pro forma tax rate estimated to be ~40%.

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The Simply Good Foods Company Projection Assumptions

Net Sales	▪ Annual top-line growth of 4% – 6% – Driven by a combination of category growth, new products and distribution expansion
Gross Profit	▪ Gross profit growth of 5% – 7% – Cost of goods sold to improve 10bps – 30bps a year with cost savings more than offsetting inflation • The expected cost savings relate to savings achieved from a close relationship with manufacturing partners in the co-man model as well as opportunities in procurement, transportation and internal processes • Allocate ~25% of the R&D team's work on finding cost savings opportunities
EBITDA	▪ EBITDA growth of 6% – 8% – Distribution and selling expenses to grow in-line with net sales – Marketing costs to generally grow in-line with net sales, but depends on activity in the market place – General and administrative expenses expected to improve 10bps – 30bps a year • Hold costs constant to inflation of ~2% – 3% and take advantage of costs savings opportunities when available *(e.g., indirect procurement)*
Cash Flow	▪ Annual capital expenditures of ~$1mm ▪ Net working capital to remain at historical levels of ~10% – 11% of net sales ▪ Company assumed to be a full tax payer going-forward – Annual tax deductible depreciation and amortization of ~$1mm – A portion of the payments to be made to the selling shareholders per the tax sharing arrangement
Other	▪ Financial projections based on organic growth, exclude any potential impact of future M&A – U.S. launch of SimplyProtein also excluded

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